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                                                              Exhibit 99.B.23(m)


                                    McM FUNDS
                                  on behalf of

                       McM Intermediate Fixed Income Fund
                              McM Fixed Income Fund
                                McM Balanced Fund
                           McM Equity Investment Fund
                  (each, a "Fund" and collectively the "Funds")

                        RULE 12b-1 DISTRIBUTION PLAN FOR
                          BROKER SERVICING CLASS SHARES


         WHEREAS, McM Funds, a Delaware business trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Trust has issued and is authorized to issue shares of Beneficial Interest ("Shares");

         WHEREAS, the Board is authorized to select the Distributor of its Shares and is empowered to establish different classes of its Shares as it may decide from time to time;

         WHEREAS, First Data Distributors Inc. (the "Distributor") presently serves as the principal distributor of the Shares pursuant to the Underwriting Agreement among the Trust, McMorgan & Company and the Distributor dated January 1, 1999, which has been duly approved by the Board of Trustees (the "Board") of the Trust, in accordance with the requirements of the Act (the "Underwriting Agreement");

         WHEREAS, each named Fund has established and plans to offer shares of its Shares denominated as Broker Servicing Class shares, pursuant to Rule 18f-3 under the Act, which permits each Fund to implement a multiple distribution system providing investors with the option of purchasing shares of various classes;

         WHEREAS, the Board as a whole, and the Trustees who are not interested persons of the Funds (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Rule 12b-1 plan provided for herein (the "Plan") or any agreements related to the Plan (the "Independent Trustees"), have determined, after review of all information and consideration of all pertinent facts reasonably necessary to an informed determination of whether the Plan should be implemented, in the exercise of reasonable business judgment and in light of their fiduciary duties, that there is a reasonable likelihood that the Plan will benefit each Fund, the applicable class and the shareholders of each class, and have accordingly approved the Plan by votes cast in person at a meeting called for the purpose of voting on the Plan;


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         NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts the Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:


         1. The Trustees by resolution shall appoint a distributor (the "Distributor") for purposes of administering the Plan.

         2. Each Fund shall pay to the Distributor, as the principal distributor of the Broker Servicing Class Shares, a distribution fee at the rate of .35% per annum of the average daily net asset value of the Broker Servicing Class shares. The fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

         3. The amounts set forth in paragraph 2 of the Plan shall be paid for the Distributor's services and expenses as the principal distributor of each class of shares and shall be used by the Distributor to furnish, or cause or encourage others to furnish, services and incentives in connection with the promotion, offering and sale of Broker Servicing Class shares, and where suitable and appropriate, the retention of Broker Servicing Class shares by shareholders, and in connection therewith may be spent by the Distributor, in its discretion, on, among other things, compensation to and expenses (including overhead and telephone expenses) of account executives or other employees of the Distributor or of other broker-dealers who engage in or support the distribution of the Broker Servicing Class shares; pension administration firms that provide distribution and shareholder related services, financial planners, certified public accountants, recordkeeping firms and other financial intermediaries that provide distribution and shareholder related services; printing of prospectuses and reports for other than existing shareholders; advertising; preparation, printing and distribution of sales literature; and allowances to other broker-dealers and other financial intermediaries.

         4. The Plan shall not take effect until it has been approved by (a) a vote of at least "a majority of the outstanding voting securities" (as defined in the Act) of each Fund, and (b) a majority vote of both (i) the Board, and
(ii) the IndependentTrustees, cast in person at a meeting called for the purpose of voting on the Plan.

         5. The Plan and any related agreements shall continue in effect for so long as such continuance is specifically approved at least annually by a majority of both (i) the Board, and (ii) the Independent Trustees, cast in person at a meeting called for the purpose of voting thereon.


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         6. In each year that the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan shall prepare and furnish to the Board, and the Board shall review, at least quarterly, written reports, complying with the requirements of Rule 12b-1 under the Act, of the amounts expended under the Plan and the purposes for which such expenditures were made. All distribution expenses in excess of the fee rates provided for in paragraph 2 of this Plan may be carried forward for three years and included in the reports submitted in a subsequent fiscal year.

         7. The Plan may be terminated at any time, without penalty, by a majority vote of the Independent Trustees or by a "vote of a majority of the outstanding voting securities" (as defined in the Act) of each Fund, and any Agreement under the Plan must likewise be terminable on not more than sixty (60) days written notice. Once terminated, no further payments shall be made under the Plan notwithstanding the existence of any unreimbursed current or carried forward distribution expenses. The Plan and any Agreement related to the Plan will terminate automatically in the event of an assignment as that term is defined in the Act. Agreements entered into between the Distributor and service providers or brokers or other persons enumerated under paragraph 3 are not considered "agreements relating to the Plan" so that ownership changes in the parties to these agreements (other than the Distributor) will not result in an assignment as that term is defined in the Act.

         8. The Plan may not be amended in order to increase materially the amount of distribution expenses provided for in paragraph 2 above unless such amendment is approved by the shareholders in the manner provided in subparagraph 4(a) above, and no material amendment to the Plan shall be made unless approved by the Board and the Independent Trustees in the manner provided in subparagraph 4(b) above.

         9. While the Plan shall be in effect, the selection and nomination of Trustees of the Trust who are not "interested persons" (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees then in office who are not "interested persons" of the Trust.

         10. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such reports, as the case may be, the first two years in an easily accessible place.

Adopted: August ___, 1999.






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